Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports 2018 First Quarter Results

  Reported and adjusted sales for the first quarter of 2018 increased 12% to $1,297 million
  First quarter 2018 reported net income was $0.85 per diluted share; adjusted net income for the same period was $1.06 per diluted share, up 41% over the prior year
  North American retail sales increased 3% for the quarter; ORV N.A. retail sales were up mid-single digits % with side-by-side vehicles up high-single digits %. Gained market share in RANGER, RZR and Sportsman ORV brands during the quarter along with share gains in both Indian and Slingshot motorcycle brands
  Total first quarter 2018 dealer inventory was up 6% year-over-year; ORV dealer inventory was flat
  Polaris increased its full year 2018 sales guidance to up 4% to 6% and narrowed its full year earnings expectations by raising the lower end of its earnings per share range and now expects adjusted net income to be in the range of $6.05 to $6.20 per diluted share which includes the absorption of an additional approximately $15 million of commodity, freight and tariff costs anticipated in 2018

Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP to non-GAAP measures can be found at the end of this release.

MINNEAPOLIS--(BUSINESS WIRE)--April 24, 2018--Polaris Industries Inc. (NYSE: PII) today reported first quarter 2018 sales of $1,297 million, up 12 percent from $1,154 million for the first quarter of 2017. Adjusted sales for the first quarter of 2018 were $1,297 million, up 12 percent from the prior year period. The Company reported first quarter 2018 net income of $56 million, or $0.85 per diluted share, compared with a net loss of $3 million, or $0.05 per diluted share, for the 2017 first quarter. Adjusted net income for the quarter ended March 31, 2018 was $69 million, or $1.06 per diluted share, up 41 percent compared to $48 million, or $0.75 per diluted share in the 2017 first quarter.

“We delivered record first quarter Off-Road Vehicle retail sales to begin the year, driven by innovation and improved dealer engagement. This translated into strong revenue and earnings growth for the quarter. Through the tireless efforts of our team and the efficacy of various quality and productivity initiatives, we overcame commodity and freight inflation and product mix pressures in the first quarter to maintain our gross margin year-over-year, while leveraging operating expenses even as we continue to invest heavily in research and development," commented Scott Wine, Chairman and Chief Executive Officer of Polaris Industries.

“We are fully prepared to build upon this early success and deliver solid growth for the full year. Our production flow improved steadily throughout the quarter and inventory, snow notwithstanding, is in great shape. With the recent introduction of the all new RANGER XP 1000 and the 72-inch RZR XP Turbo S, and a robust innovation pipeline, we are exceptionally well positioned to bring more customers into Polaris dealers. While we must overcome significant commodity, freight and tariff headwinds throughout the remainder of the year, I am confident Polaris is taking the necessary steps towards becoming a customer centric, highly efficient growth company,” Wine concluded.

Off-Road Vehicle (“ORV”) and Snowmobile segment sales, including PG&A, totaled $833 million for the first quarter of 2018, up 15 percent over $724 million for the first quarter of 2017 driven by growth across all categories. PG&A sales for ORV and Snowmobiles combined, increased five percent in the 2018 first quarter compared to the first quarter last year. Gross profit increased 14 percent to $244 million, or 29 percent of sales, in the first quarter of 2018, compared to $213 million, or 29 percent of sales, in the first quarter of 2017. Gross profit percentage was approximately flat year-over-year, as unfavorable product mix and higher commodity and freight pressures were offset by lower warranty expense.

ORV wholegood sales for the first quarter of 2018 increased 17 percent primarily driven by strong RANGER, RZR, and ATV shipments. Polaris North American ORV retail sales in units were a record for the company in the 2018 first quarter, increasing in the mid-single digits percent range on a comparable first quarter basis. Side-by-side vehicles grew retail sales in the high-single digit percent range and ATVs were up low-single digits percent. All brands, which includes RANGER, Polaris GENERAL, RZR, and Sportsman, gained market share during the quarter in their respective categories. The North American ORV industry was up low-single digits percent compared to the first quarter last year. ORV dealer inventory was flat in the 2018 first quarter compared to the same period last year.

Snowmobile wholegood sales in the first quarter of 2018 increased 28 percent to $18 million, due to strong international sales. Polaris snowmobile retail sales were down high single digit percent during the 2018 first quarter and down about ten percent for the twelve month season ending March 2018. North American industry retail was down high-single digits percent for the first quarter and up mid-single digits percent for the 2018 March season-end. Polaris lost share for the quarter and season partly due to a lack of snow in regions where the Company has its highest market share which disproportionately impacted Polaris' retail sales and market share relative to its competitors.

Motorcycle segment sales, including PG&A, totaled $132 million, an increase of nine percent compared to $120 million reported in the first quarter of 2017. Indian Motorcycles wholegood sales increased in the low-double digits percent range in the first quarter of 2018, while Slingshot sales were down low-double digits percent. Gross profit for the first quarter of 2018 was a positive $17 million compared to a loss of $20 million in the first quarter of 2017. Adjusted for the Victory wind down costs recorded in both the 2018 and 2017 first quarters, motorcycle gross profit was $17 million, or 13 percent of sales in the 2018 first quarter compared to $19 million, or 15 percent of sales for the 2017 first quarter, down on a dollar and percent of sales basis due to higher warranty expense for Slingshot.

North American consumer retail demand for the Polaris motorcycle segment, including Indian Motorcycle and Slingshot, increased low-single digit percent during the 2018 first quarter. Indian Motorcycle retail sales increased low-single digits percent. Slingshot's retail sales were down mid-single digits percent during the quarter. Motorcycle industry retail sales, 900cc and above, were down mid-teens percent in the 2018 first quarter. Both Indian Motorcycle and Slingshot gained market share for the 2018 first quarter on a year-over-year basis, in spite of unusually cold and wet weather in March and an overall weak N.A. industry motorcycle market in the first quarter.

Global Adjacent Markets segment sales, including PG&A, increased 24 percent to $113 million in the 2018 first quarter compared to $92 million in the 2017 first quarter. Both Aixam and the Commercial/Government/Defense group delivered double digits sales growth during the quarter. Reported gross profit increased 11 percent to $31 million, or 28 percent of sales, in the first quarter of 2018, compared to $28 million, or 31 percent of sales, in the first quarter of 2017. Gross profit as a percent of sales, declined slightly due to product mix.

Aftermarket segment sales increased one percent to $220 million in the 2018 first quarter compared to $218 million in the 2017 first quarter. TAP sales in the first quarter of 2018 were $201 million, which was down slightly compared to the first quarter of 2017. Soft industry light-duty truck sales negatively impacted TAP's wholesale aftermarket accessory business, while TAP sales through its retail stores remained strong during the first quarter of 2018. Gross profit increased to $58 million, or 27 percent of sales in the first quarter of 2018, compared to $42 million, or 19 percent of sales, in the first quarter of 2017. Adjusted for the TAP acquisition step-up adjustment in the 2017 first quarter, Aftermarket gross profit increased seven percent, or 160 basis points as a percent of sales, due to more favorable product mix within the business.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales, excluding Aftermarket segment sales, increased five percent for the 2018 first quarter driven by growth in accessories and apparel sales during the quarter.

International sales to customers outside of North America, including PG&A, totaled $211 million for the first quarter of 2018, up 27 percent, from the same period in 2017. Foreign exchange movements represented 11 percent of the sales increase for the quarter. The remaining increase was driven by strong sales in the Company's EMEA business.

Gross profit increased 33 percent to $323 million for the first quarter of 2018 from $242 million in the first quarter of 2017. Reported gross profit margin was 25 percent of sales for the first quarter of 2018 compared to 21 percent of sales for the first quarter of 2017. Gross profit for the first quarter of 2018 includes the negative impact of $6 million of realignment and supply chain transformation costs. Excluding these items, first quarter 2018 adjusted gross profit was $329 million, or 25 percent of adjusted sales. For the first quarter of 2017 adjusted gross profit of $294 million, or 25 percent of adjusted sales, excludes the negative impact of $39 million in Victory Motorcycles® wind down costs and $13 million in TAP inventory step-up costs. Gross profit margins on an adjusted basis were flat with the prior year due to lower warranty costs, savings generated through lean initiatives and positive foreign exchange benefits, offset by unfavorable product mix and increases in commodity prices and freight costs during the quarter.

Operating expenses increased eight percent for the first quarter of 2018 to $262 million or 20 percent of sales from $242 million or 21 percent of sales in the same period in 2017. Operating expenses as a percentage of sales, improved as the Company realized increased efficiencies through its selling, marketing and general and administrative spend, more than offsetting higher research and development expenses supporting ongoing product refinement and innovation during the first quarter of 2018.

Income from financial services was $21 million for the first quarter of 2018, up five percent compared with $20 million for the first quarter of 2017. The increase is attributable to improved retail and an increase in income generated from extended service contracts.

Equity in loss of other affiliates was $22 million for the first quarter of 2018 compared to $2 million last year. During the quarter, Polaris recorded charges of $20 million, including the impairment of the Company's equity investment in the Eicher-Polaris joint venture in India.

Non-operating other expense (income), net, was $20 million of income for the first quarter of 2018, versus $12 million of expense in the first quarter of 2017. The change primarily relates to a $13 million gain on the Company's investment in Brammo Inc., in addition to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for income taxes for the first quarter of 2018 was $18 million or 24.4 percent of pretax income compared with $3 million on a pretax loss of $0.3 million for the first quarter of 2017. The increase in the provision for income taxes is due to higher pretax income partially offset by the lower tax rate resulting from the enactment of the U.S. tax reform bill in 2017.

Financial Position and Cash Flow
Net cash used for operating activities was $3 million for the first quarter of 2018, compared to net cash provided by operating activities of $47 million for the same period in 2017. The decrease in net cash provided by operating activities for the 2018 period was primarily due to planned higher factory inventory to support future demand, offset somewhat by increased net income. Total debt at March 31, 2018, including capital lease obligations and notes payable, was $1,029 million. The Company’s debt-to-total capital ratio was 51 percent at March 31, 2018, compared to 58 percent a year ago due primarily to repayments on the revolving and term loan facilities. Cash and cash equivalents were $166 million at March 31, 2018, up from $137 million in 2017.

2018 Business Outlook
Given the 2018 first quarter results, the Company is raising its full year sales guidance and now expects sales to be in the range of four percent to six percent over 2017 adjusted sales of $5,428 million and narrowing its earnings guidance range for the full year 2018 and now expects adjusted net income to be in the range of $6.05 to $6.20 per diluted share, compared with adjusted net income of $4.85 per diluted share for 2017. The revised guidance takes into account additional costs related to commodity price increases, higher freight costs, and the estimated impact of additional tariffs totaling approximately $15 million, pre-tax.

Use of Non-GAAP Financial Information
This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profits, income (loss) before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of adjusted non-GAAP measures to reported GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

First Quarter 2018 Earnings Conference Call and Webcast Presentation
Today at 10:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss the 2018 first quarter results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President - Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 478-219-0273 internationally. The Conference ID is 5586606.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris
Polaris Industries Inc. (NYSE: PII) is a global powersports leader that has been fueling the passion of riders, workers and outdoor enthusiasts for more than 60 years. With annual 2017 sales of $5.4 billion, Polaris’ innovative, high-quality product line-up includes the RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; the Sportsman® and Polaris ACE® all-terrain off-road vehicles; Indian Motorcycle® midsize and heavyweight motorcycles; Slingshot® moto-roadsters; and Polaris RMK®, INDY®, Switchback® and RUSH® snowmobiles. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets globally includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. Visit www.polaris.com for more information.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2018 future sales, shipments, net income, and net income per share, operational initiatives and impact of tax reform are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended March 31,
	2018	2017
Sales	$1,297,473	$1,153,782
Cost of sales	973,992	911,291
Gross profit	323,481	242,491
Operating expenses:
Selling and marketing	117,707	114,313
Research and development	65,230	52,005
General and administrative	78,693	75,514
Total operating expenses	261,630	241,832
Income from financial services	21,425	20,430
Operating income	83,276	21,089
Non-operating expense:
Interest expense	8,048	7,914
Equity in loss of other affiliates	21,511	1,900
Other expense (income), net	(19,975)	11,608
Income (loss) before income taxes	73,692	(333)
Provision for income taxes	17,978	2,578
Net income (loss)	$55,714	$(2,911)

Net income (loss) per share:
Basic	$0.88	$(0.05)
Diluted	$0.85	$(0.05)
Weighted average shares outstanding:
Basic	63,303	63,128
Diluted	65,219	64,133

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)
	March 31, 2018	March 31, 2017

Assets
Current Assets:
Cash and cash equivalents	$166,357	$137,494
Trade receivables, net	186,044	176,277
Inventories, net	922,925	800,611
Prepaid expenses and other	96,247	81,193
Income taxes receivable	13,013	54,902
Total current assets	1,384,586	1,250,477
Property and equipment, net	759,957	729,063
Investment in finance affiliate	95,511	87,398
Deferred tax assets	114,881	185,887
Goodwill and other intangible assets, net	777,844	786,574
Other long-term assets	86,828	96,600
Total assets	$3,219,607	$3,135,999

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$65,245	$2,888
Accounts payable	366,872	348,016
Accrued expenses:
Compensation	85,997	72,915
Warranties	116,286	109,852
Sales promotions and incentives	174,610	179,587
Dealer holdback	107,829	104,905
Other	191,057	165,890
Income taxes payable	6,599	2,332
Total current liabilities	1,114,495	986,385
Long term income taxes payable	22,432	26,559
Capital lease obligations	18,497	17,525
Long-term debt	945,737	1,157,328
Deferred tax liabilities	10,006	9,086
Other long-term liabilities	123,680	94,021
Total liabilities	$2,234,847	$2,290,904
Deferred compensation	11,298	9,249

Shareholders’ equity:
Total shareholders’ equity	973,462	835,846
Total liabilities and shareholders’ equity	$3,219,607	$3,135,999

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)
	Three months ended March 31,
	2018	2017
Operating Activities:
Net income (loss)	$55,714	$(2,911)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	52,720	44,538
Noncash compensation	12,032	12,336
Noncash income from financial services	(7,003)	(7,088)
Deferred income taxes	113	2,565
Impairment charges	18,733	18,760
Other, net	(10,700)	1,900
Changes in operating assets and liabilities:
Trade receivables	15,587	1,372
Inventories	(135,850)	(48,949)
Accounts payable	48,138	73,091
Accrued expenses	(75,722)	(47,184)
Income taxes payable/receivable	14,747	(3,801)
Prepaid expenses and others, net	8,302	2,400
Net cash provided by (used for) operating activities	(3,189)	47,029
Investing Activities:
Purchase of property and equipment	(55,558)	(38,391)
Investment in finance affiliate, net	256	13,699
Investment in other affiliates, net	11,183	(1,694)
Acquisition and disposal of businesses, net of cash acquired	—	1,644
Net cash used for investing activities	(44,119)	(24,742)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	694,401	478,248
Repayments under debt arrangements / capital lease obligations	(578,342)	(444,386)
Repurchase and retirement of common shares	(14,987)	(21,807)
Cash dividends to shareholders	(37,796)	(36,384)
Proceeds from stock issuances under employee plans	11,905	4,321
Net cash provided by (used for) financing activities	75,181	(20,008)
Impact of currency exchange rates on cash balances	1,856	4,003
Net increase in cash, cash equivalents and restricted cash	29,729	6,282
Cash, cash equivalents and restricted cash at beginning of period	161,618	145,170
Cash, cash equivalents and restricted cash at end of period	$191,347	$151,452

Cash, cash equivalents and restricted cash by category:
Cash and cash equivalents	$166,357	$137,494
Other long-term assets	24,990	13,958
Total	$191,347	$151,452

POLARIS INDUSTRIES INC.
NON-GAAP RECONCILIATION OF RESULTS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended March 31,
	2018	2017
Sales	$1,297,473	$1,153,782
Victory wind down (1)	(549)	5,104
Restructuring & realignment (3)	470	—
Adjusted sales	1,297,394	1,158,886

Gross profit	323,481	242,491
Victory wind down (1)	52	38,563
TAP (2)	—	12,897
Restructuring & realignment (3)	5,792	—
Adjusted gross profit	329,325	293,951

Income (loss) before taxes	73,692	(333)
Victory wind down (1)	669	57,580
TAP (2)	2,080	16,200
Restructuring & realignment (3)	6,197	—
EPPL impairment (5)	19,630	—
Brammo (6)	(13,478)	—
Adjusted income before taxes	88,790	73,447

Net income	55,714	(2,911)
Victory wind down (1)	510	41,021
TAP (2)	1,585	10,183
Restructuring & realignment (3)	4,721	—
EPPL impairment (5)	19,417	—
Brammo (6)	(13,113)	—
Tax reform (4)	270	—
Adjusted net income (7)	69,104	48,293

Diluted EPS	$0.85	$(0.05)
Victory wind down (1)	0.01	0.64
TAP (2)	0.02	0.16
Restructuring & realignment (3)	0.08	—
EPPL impairment (5)	0.30	—
Brammo (6)	(0.20)	—
Tax reform (4)	—	—
Adjusted EPS (7)	$1.06	$0.75

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for TAP integration expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(4) Represents adjustments for the impacts of tax reform
(5) Represents adjustments for the impairment of the Company's equity investment in Eicher-Polaris Private Limited (EPPL)
(6) Represents a gain on the Company's investment in Brammo, Inc.
(7) The Company used its estimated statutory tax rate of 23.8% and 37.1% for the non-GAAP adjustments in 2018 and 2017, respectively, except for the non-deductible items and the tax reform related changes noted in Item 4

POLARIS INDUSTRIES INC.
NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Thousands)
(Unaudited)

	Three months ended March 31,
	2018	2017
SEGMENT SALES
ORV/Snow segment sales	$832,564	$724,103
Restructuring & realignment (3)	470	—
Adjusted ORV/Snow segment sales	833,034	724,103

Motorcycles segment sales	131,557	120,289
Victory wind down (1)	(549)	5,104
Adjusted Motorcycles segment sales	131,008	125,393

Global Adjacent Markets (GAM) segment sales	113,327	91,555
No adjustment	—	—
Adjusted GAM segment sales	113,327	91,555

Aftermarket segment sales	220,025	217,835
No adjustment	—	—
Adjusted Aftermarket sales	220,025	217,835

Total sales	1,297,473	1,153,782
Total adjustments	(79)	5,104
Adjusted total sales	$1,297,394	$1,158,886

SEGMENT GROSS PROFIT
ORV/Snow segment gross profit	$243,561	$212,959
Restructuring & realignment (3)	470	—
Adjusted ORV/Snow segment gross profit	244,031	212,959

Motorcycles segment gross profit	16,568	(19,881)
Victory wind down (1)	52	38,563
Adjusted Motorcycles segment gross profit	16,620	18,682

Global Adjacent Markets (GAM) segment gross profit	31,258	28,098
Restructuring & realignment (3)	445	—
Adjusted GAM segment gross profit	31,703	28,098

Aftermarket segment gross profit	58,452	41,564
TAP (2)	—	12,897
Adjusted Aftermarket segment gross profit	58,452	54,461

Corporate segment gross profit	(26,358)	(20,249)
Restructuring & realignment (4)	4,877	—
Adjusted Corporate segment gross profit	(21,481)	(20,249)

Total gross profit	323,481	242,491
Total adjustments	5,844	51,460
Adjusted total gross profit	$329,325	$293,951

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for TAP purchase accounting adjustments
(3) Represents adjustments for network realignment costs
(4) Represents adjustments for costs related to supply chain transformation

POLARIS INDUSTRIES INC.

Non-GAAP Adjustments - 2018 First Quarter Results and Full Year Guidance

Wind Down of Victory Motorcycles
In 2017, Polaris announced its intention to wind down its Victory Motorcycles operations. The decision is expected to improve the long-term profitability of Polaris and its global motorcycle business, while materially improving the Company’s competitive position in the industry. The Company will record costs, anticipated to be in the range of $80 million to $90 million through 2018, associated with supporting Victory dealers in selling their remaining inventory, the disposal of factory inventory, tooling, and other physical assets, and the cancellation of various supplier arrangements. In 2017, the Company recorded pretax costs of $77 million. In the first quarter of 2018 these costs were immaterial. These costs are excluded from Polaris’ 2018 sales and earnings guidance on a non-GAAP basis.

Restructuring, Realignment and Supply Chain Transformation
Polaris announced in 2017 that it was making changes to its network to consolidate production of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. The Company has recorded costs totaling $6 million in the 2018 first quarter related to both the manufacturing network realignment and the supply chain transformation projects. In addition, the Company has recorded TAP integration costs of $2 million in the 2018 first quarter. The costs for these projects are excluded from Polaris’ 2018 sales and earnings guidance on a non-GAAP basis.

Eicher-Polaris Joint Venture Impairment in India
In the first quarter of 2018, Polaris recorded charges of $20 million, including the impairment of the Company's equity investment in the Eicher-Polaris joint venture in India. Regulatory changes have negatively impacted the likelihood of success of the venture, and as a result, in late February 2018, the Board of Directors of the joint venture approved the wind-down of the joint venture.

2018 Adjusted Guidance
2018 guidance excludes the pre-tax effect of acquisition integration costs of approximately $10 million, supply chain transformation costs of approximately $10 million to $20 million, network realignment costs of approximately $5 million and the remaining impacts associated with the Victory wind down which is estimated to be in the range of $5 million to $10 million. Additionally, 2018 guidance excludes the pre-tax gain of $13 million related to the Company's investment in Brammo and charges of $20 million, including the impairment of the Company's equity investment in the Eicher-Polaris joint venture in India, both recorded in the 2018 first quarter. Additional costs associated with the wind down of the joint venture, if any, are expected to be immaterial for the remainder of 2018. 2018 adjusted sales guidance excludes any Victory wholegood, accessories and apparel sales and corresponding promotional costs as the Company is in the process of exiting the brand. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include costs associated with the Victory wind down that are difficult to predict in advance in order to include in a GAAP estimate.

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